==========================================================================



                                   $45,000,000

                                CREDIT AGREEMENT

                                  by and among

                            OSHKOSH TRUCK CORPORATION

                                       and

                     FIRSTAR BANK MILWAUKEE, N.A., BANK ONE,
                        MILWAUKEE, NATIONAL ASSOCIATION,
                       NATIONSBANK, N.A. (CAROLINAS), and
                          HARRIS TRUST AND SAVINGS BANK

                                       and

                          FIRSTAR BANK MILWAUKEE, N.A.
                                    as Agent




                          Dated as of February 20, 1995


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
                                TABLE OF CONTENTS

                                                                         Page


   Section 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .    1

        1.1  Certain Defined Terms . . . . . . . . . . . . . . . . . . .    1
        1.2  Interpretation  . . . . . . . . . . . . . . . . . . . . . .   14

   Section 2.  THE CREDIT FACILITY; FEES . . . . . . . . . . . . . . . .   14

        2.1  Revolving Loans . . . . . . . . . . . . . . . . . . . . . .   14
        2.2  Borrowing Procedure for Revolving Loans . . . . . . . . . .   14
        2.3  Continuation and Conversion Procedure . . . . . . . . . . .   16
        2.4  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        2.5  Reduction of Facility . . . . . . . . . . . . . . . . . . .   17
        2.6  Interest Rate . . . . . . . . . . . . . . . . . . . . . . .   18
        2.7  Payments  . . . . . . . . . . . . . . . . . . . . . . . . .   18
        2.8  Prepayments . . . . . . . . . . . . . . . . . . . . . . . .   19
        2.9  Letters of Credit . . . . . . . . . . . . . . . . . . . . .   19
        2.10 Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        2.11 Pro Rata Treatment; Sharing of Payments . . . . . . . . . .   22
        2.12 Special Provisions  . . . . . . . . . . . . . . . . . . . .   23

   Section 3.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . .   26

        3.1  Organization; Subsidiaries; Corporate Power . . . . . . . .   26
        3.2  Authorization and Binding Effect  . . . . . . . . . . . . .   26
        3.3  Financial Statements  . . . . . . . . . . . . . . . . . . .   27
        3.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . .   27
        3.5  Restricted Payments . . . . . . . . . . . . . . . . . . . .   27
        3.6  Indebtedness; No Default  . . . . . . . . . . . . . . . . .   27
        3.7  Ownership of Properties; Liens and Encumbrances . . . . . .   27
        3.8  Tax Returns Filed . . . . . . . . . . . . . . . . . . . . .   28
        3.9  Margin Stock  . . . . . . . . . . . . . . . . . . . . . . .   28
        3.10 Investment Company  . . . . . . . . . . . . . . . . . . . .   28
        3.11 ERISA Liabilities . . . . . . . . . . . . . . . . . . . . .   28
        3.12 No Burdensome Agreements  . . . . . . . . . . . . . . . . .   29
        3.13 Trademarks, Etc.  . . . . . . . . . . . . . . . . . . . . .   29
        3.14 Dump Sites  . . . . . . . . . . . . . . . . . . . . . . . .   29
        3.15 Tanks . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        3.16 Other Environmental Conditions  . . . . . . . . . . . . . .   29
        3.17 Changes in Laws . . . . . . . . . . . . . . . . . . . . . .   30
        3.18 Environmental Judgments, Decrees and Orders . . . . . . . .   30
        3.19 Environmental Permits and Licenses  . . . . . . . . . . . .   30
        3.20 Accuracy of Information . . . . . . . . . . . . . . . . . .   30

   Section 4.  CONDITIONS FOR BORROWING  . . . . . . . . . . . . . . . .   30

        4.1  On or Before the Closing Date . . . . . . . . . . . . . . .   30
        4.2  On or Before Each Subsequent Borrowing Date . . . . . . . .   31

   Section 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . .   32

        5.1  Annual Financial Statement  . . . . . . . . . . . . . . . .   32
        5.2  Interim Financial Statements  . . . . . . . . . . . . . . .   33

        5.3  Other Financial Information . . . . . . . . . . . . . . . .   33
        5.4  Books and Records . . . . . . . . . . . . . . . . . . . . .   33
        5.5  Inspections . . . . . . . . . . . . . . . . . . . . . . . .   33
        5.6  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .   33
        5.7  Condition of Property . . . . . . . . . . . . . . . . . . .   34
        5.8  Payment of Taxes  . . . . . . . . . . . . . . . . . . . . .   34
        5.9  Maintain Existence, Rights and Licenses . . . . . . . . . .   34
        5.10 Compliance with Law . . . . . . . . . . . . . . . . . . . .   34
        5.11 ERISA Certificate . . . . . . . . . . . . . . . . . . . . .   34
        5.12 Compliance with Other Loan Documents  . . . . . . . . . . .   35
        5.13 Required Notices  . . . . . . . . . . . . . . . . . . . . .   35
        5.14 Compliance with all Contracts . . . . . . . . . . . . . . .   36
        5.15 Notice of Material Adverse Changes  . . . . . . . . . . . .   36
        5.16 Special Bank Event  . . . . . . . . . . . . . . . . . . . .   36

   Section 6.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . .   36

        6.1  Restricted Payments . . . . . . . . . . . . . . . . . . . .   36
        6.2  Limitations on Indebtedness . . . . . . . . . . . . . . . .   37
        6.3  Limitations on Guaranties . . . . . . . . . . . . . . . . .   37
        6.4  Limitations on Liens and Encumbrances . . . . . . . . . . .   37
        6.5  Limitations on Mergers, Etc . . . . . . . . . . . . . . . .   38
        6.6  Limitations on Acquisitions, Advances and Investments . . .   38
        6.7  Current Ratio . . . . . . . . . . . . . . . . . . . . . . .   39
        6.8  Indebtedness to Tangible Net Worth Ratio  . . . . . . . . .   39
        6.9  Debt Service Coverage Ratio . . . . . . . . . . . . . . . .   39
        6.10 Transactions with Affiliates  . . . . . . . . . . . . . . .   39
        6.11 Litigation Payment  . . . . . . . . . . . . . . . . . . . .   39
        6.12 Cherokee Co. Industrial Revenue Bonds . . . . . . . . . . .   39

   Section 7.  EVENTS OF DEFAULT; REMEDIES . . . . . . . . . . . . . . .   39

        7.1  Events of Default . . . . . . . . . . . . . . . . . . . . .   39
        7.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . .   41

   Section 8.  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . .   42

        8.1  Appointment and Duties of Agent . . . . . . . . . . . . . .   42
        8.2  Discretion and Liability of the Agent . . . . . . . . . . .   43
        8.3  Event of Default  . . . . . . . . . . . . . . . . . . . . .   43
        8.4  Consultation  . . . . . . . . . . . . . . . . . . . . . . .   43
        8.5  Communications To and From the Agent  . . . . . . . . . . .   43
        8.6  Limitations of Agency . . . . . . . . . . . . . . . . . . .   44
        8.7  No Representation or Warranty . . . . . . . . . . . . . . .   44
        8.8  Bank Credit Decision  . . . . . . . . . . . . . . . . . . .   44
        8.9  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .   44
        8.10 Resignation or Removal of Agent; Successor Agent  . . . . .   45

   Section 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .   45

        9.1  Survival of Representations and Warranties  . . . . . . . .   45
        9.2  Indemnification . . . . . . . . . . . . . . . . . . . . . .   45
        9.3  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .   46
        9.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   47
        9.5  Participations  . . . . . . . . . . . . . . . . . . . . . .   47
        9.6  Titles  . . . . . . . . . . . . . . . . . . . . . . . . . .   47
        9.7  Parties Bound; Waiver . . . . . . . . . . . . . . . . . . .   47
        9.8  Governing Law . . . . . . . . . . . . . . . . . . . . . . .   48
        9.9  Submission to Jurisdiction; Service of Process  . . . . . .   48
        9.10 Entire Agreement  . . . . . . . . . . . . . . . . . . . . .   48
        9.11 Amendments  . . . . . . . . . . . . . . . . . . . . . . . .   48
        9.12 Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   49
        9.13 Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . .   49
        9.14 Limitation of Liability . . . . . . . . . . . . . . . . . .   49


                                    Exhibits

   Exhibit A Note
   Exhibit B Opinion of Counsel


                                    Schedules

   Schedule 1     Permitted Liens
   Schedule 3.4   Litigation

                            OSHKOSH TRUCK CORPORATION
                                CREDIT AGREEMENT


             THIS CREDIT AGREEMENT, dated as of this 20th day of February, 1995, is made and entered by and between OSHKOSH TRUCK CORPORATION, a Wisconsin corporation (the "Company"), FIRSTAR BANK MILWAUKEE, N.A., a national banking association, BANK ONE, MILWAUKEE, NATIONAL ASSOCIATION, a national banking association, NATIONSBANK, N.A. (CAROLINAS), a national banking association, and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation (individually, a "Bank" and, collectively, the "Banks"), and FIRSTAR BANK MILWAUKEE, N.A., as agent for the Banks (the

   "Agent").

             The Company has applied to the Banks for their several commitments, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Company in an aggregate principal amount not to exceed $45,000,000, the Banks have severally agreed to extend such credit, and the Agent has agreed to act as the agent for the Banks with respect thereto, all as more fully hereinafter set forth. Accordingly, the parties hereto agree as follows:


                             Section 1.  Definitions

             1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

                  "Adjusted Libor Rate" means, with respect to the Loan Period for a Libor Rate Loan, a rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined by the Agent pursuant to the following formula:

                                    Libor Rate
        Adjusted Libor Rate = 100% - Libor Reserve + Libor Margin Percentage

                  "Affiliate" means (a) any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Company and (b) any director or officer of the Company or any Subsidiary. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

                  "Agreement" means this Credit Agreement, as amended, modified or supplemented from time to time.

                  "Assessment Rate" means, with respect to calculating a CD Rate, the assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) imposed by the Federal Deposit Insurance Corporation for insuring a bank's liability for time deposits, as in effect from time to time.

                  "Basic Documents" means two or more, including all, of the Cherokee Co. Industrial Revenue Bonds, the Indenture, the Loan Agreement, and the Pledge and Security Agreement, all as defined in the Indenture and all as the same may be amended, modified, supplemented or restated from time to time, and "Basic Document" shall mean any one of the foregoing.

                  "Borrowing Date" means each date on which a Revolving Loan is made to the Company, on which any Type of Revolving Loan is converted to another Type of Revolving Loan or continued, or on which a Letter of Credit is issued by the Issuing Bank at the request of the Company.

                  "Business Date" means any day other than Saturday or Sunday on which banks in the States of Wisconsin, Illinois, and North Carolina are open for the transaction of substantially all their banking functions; provided, however, that for purposes of determining the applicable Loan Period for a Libor Rate Loan, references to Business Day shall include only those days on which dealings in Dollar deposits are carried out by U.S. financial institutions in the London interbank market.

                  "Capitalized Lease" means any lease, the obligations under which have been, or in accordance with GAAP are required to be, recorded as a capital lease liability on the consolidated balance sheet of the Company and its Consolidated Subsidiaries.

                  "Cash Collateral" means cash or cash equivalents satisfactory to the Agent, held by the Agent for the ratable benefit of the Banks as security for the Company's obligations under the Loan Documents.

                  "CD Base Rate" means, for any Loan Period for any CD Rate Loan, except as provided below, the per annum rate of interest equal to the bid rate in the secondary market for certificates of deposit having a maturity approximately equal to the applicable Loan Period which appears on Telerate Screen Page 5 (or such other page on which the appropriate information may be displayed), on the electronic communications terminals in the Agent's money center, as of approximately 11 a.m., Milwaukee time, on the applicable Borrowing Date. If no bid rate appears for the applicable Loan Period or if the appropriate screen is not accessible, the applicable rate shall be determined by the Agent to be the arithmetic average (rounded upward, if necessary, to the nearest 1/16 of 1%) of the offered rates, on the applicable Borrowing Date, by the Banks, for the sale at par of certificates of deposit having a maturity equal to the applicable Loan Period and in an amount comparable to the principal amount of the proposed CD Rate Loan to which such Loan Period applies.

                  "CD Margin" means 1.25%.

                  "CD Rate" means, with respect to any Loan Period for any CD Rate Loan, a rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

                    CD Base Rate
        CD Rate =  100% - CD Reserve  +  Assessment  +  CD Margin Rate
        Percentage

                  "CD Rate Loan" means any Revolving Loan which bears interest at or by reference to the CD Rate.

                  "CD Reserve Percentage" means, with respect to CD Rate Loans for each Loan Period, the stated maximum rate, on the first day of such Loan Period, of all reserve requirements (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Loan Period) specified under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to nonpersonal time deposits as presently defined in Regulation D, as then in effect, as applicable to the class of banks of which the Agent is a member on deposits of the type used as a reference in determining the CD Rate and having a maturity approximately equal to such Loan Period.

                  "Cherokee Co. IRB Default" means such term as defined in
   Section 7.1(k) hereof.

                  "Cherokee Co. Industrial Revenue Bonds" means those Cherokee County, South Carolina Variable/Fixed Rate Demand Industrial Revenue Bonds, Series 1989 (Oshkosh Truck Corporation Project) in the original aggregate principal amount of $9,300,000.

                  "Cherokee Co. IRB Letter of Credit" shall mean that irrevocable letter of credit issued pursuant to the terms of this Agreement in support of the Cherokee Co. Industrial Revenue Bonds, as amended, modified, extended, renewed or replaced from time to time.

                  "Closing Date" means the first Borrowing Date.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations thereunder.

                  "Consolidated Subsidiaries" means Subsidiaries whose financial statements are consolidated with those of the Company in accordance with GAAP.

                  "Controlled Group" means a group of trades or businesses (whether or not incorporated) under common control, as defined in the regulations issued pursuant to Section 414(c) of the Code or such other regulations prescribed by the Pension Benefit Guaranty Corporation pursuant to Section 4001(b)(1) of ERISA, of which the Company or a Subsidiary is a part.

                  "Current Ratio" means the relationship, expressed as a numerical ratio, between:

                  (a) the amount of all assets which, under GAAP, would appear as current assets on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, and

                  (b) the amount of all liabilities which, under GAAP, would appear as current liabilities on such balance sheet of the Company and its Consolidated Subsidiaries, including all Indebtedness payable on demand or maturing (whether by reason of specified maturity, fixed prepayments, sinking funds or accruals of any kind, or otherwise) within 12 months or less from the date of the relevant statement, all Capitalized Lease obligations due in 12 months or less and customers' advances and progress billings on contracts (exclusive of progress payments on Government Contracts), but excluding the aggregate unpaid principal balance of the Notes.

                  "Debt Service Coverage Ratio" means the relationship, expressed as a numerical ratio, between:

                  (a) the sum of (i) Net Income, (ii) depreciation, amortization and other noncash charges, to the extent that they have been deducted in determining Net Income, and (iii) interest expense (including imputed interest charges with respect to Capitalized Leases); and

                  (b) the sum of (i) interest expense (including imputed interest charges with respect to Capitalized Leases), (ii) scheduled principal payments with respect to Funded Debt (exclusive of the aggregate unpaid principal balance of the Notes), and (iii) principal payments made with respect to Capitalized Leases; all as determined without duplication in accordance with GAAP for the Company and its Consolidated Subsidiaries for the period consisting of the four fiscal quarters of the Company immediately preceding the first day of any fiscal quarter.

                  "Default" means any act, event, condition or omission which, with the giving of notice or lapse of time, would constitute an Event of Default if uncured or unremedied.

                  "Default Rate" means the annual rate of interest equal to the applicable rate specified in Section 2.6(a) hereof plus two percentage points.

                  "Delinquent Bank" means any Bank that fails to make available to the Agent its pro rata share of any Revolving Loan or fails to make a payment to the Issuing Bank pursuant to Section 2.9(b) hereof as, when and to the full extent required by the provisions of this Agreement, and such Bank shall be deemed a Delinquent Bank until such time as such delinquency is satisfied.

                  "Dollars" and "$" means lawful money of the United States.

                  "Environmental Audit" means a review for the purpose of determining whether the Company and each Subsidiary complies with Environmental Laws and whether there exists any condition or circumstance which requires or will require a cleanup, removal or other remedial action under Environmental Laws on the part of the Company or any Subsidiary including, but not limited to, some or all of the following:

                  (a) On site inspection including review of site geology, hydrogeology, demography, land use and population.

                  (b) Taking and analyzing soil borings and installing ground water monitoring wells and analyzing samples taken from such wells.

                  (c) Reviewing plant permits, compliance records and regulatory correspondence and interviewing enforcement staff at regulatory agencies.

                  (d) Reviewing the operations, procedures and documentation of the Company and each Subsidiary.

                  (e) Interviewing past and present employees of the Company and each Subsidiary.

                  "Environmental Laws" means all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances or toxic wastes including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

                  "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, and the regulations thereunder, all as the same shall be in effect at such date.

                  "Event of Default" means the occurrence of any of the events described in Section 7.1 hereof.

                  "Extensions of Credit" means, with respect to a Bank, its Revolving Loan Commitment, Revolving Loans, Letter of Credit Commitment and Letter of Credit Exposure.

                  "Facility" means the aggregate of the Revolving Loan Commitments and the Letter of Credit Commitments.

                  "Federal Funds Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight, Federal funds transactions conducted by brokers in Federal funds, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the preceding Business Day.

                  "Fixed Rate Loan" means a CD Rate Loan or a Libor Rate
   Loan.

                  "Funded Debt" means Indebtedness which matures more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of creation, including the current maturities thereof but excluding deferred income taxes.

                  "GAAP" means generally accepted accounting principles currently in effect in the United States as they may be changed or supplemented from time to time.

                  "Government Contracts" means contracts between the Company and the United States government under which the Company will manufacture goods for the United States government.

                  "Guaranty" means any agreement, undertaking or arrangement pursuant to which the Company or any Subsidiary guarantees, endorses or otherwise becomes or is contingently liable for an obligation of any other person or entity or any other liability which would be classified as contingent in accordance with GAAP.

                  "Indebtedness" means (a) all items which, in accordance with GAAP, would be classified as liabilities on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, including all Capitalized Leases, and (b) indebtedness secured by any mortgage, lien, pledge or security interest on property of the Company or a Consolidated Subsidiary even though it has not assumed or otherwise become liable for the payment thereof.

                  "Indenture" means Indenture of Trust dated as of August 1, 1989 between Cherokee County, South Carolina and Citizens and Southern Trust Company (Georgia), National Association (now known as NationsBank of Georgia, N.A.) pursuant to which the Cherokee Co. Industrial Revenue Bonds were issued.

                  "Issuing Bank" means the Bank appointed by the Company, which shall be one of the Banks and which shall have accepted such appointment, which issues or will issue a Letter of Credit.

                  "Letter of Credit" means a letter of credit issued by the Issuing Bank at the request of the Company pursuant to Section 2.9 hereof and "Letters of Credit" means all such letters of credit, including without limitation the Cherokee Co. IRB Letter of Credit.

                  "Letter of Credit Commitment" means, as to each Bank, such Bank's Percentage of the aggregate amount of the Letter of Credit Commitments. The aggregate amount of the Letter of Credit Commitments is $45,000,000 less the amount of the aggregate outstanding principal balances of the Notes, and is subject to reduction from time to time pursuant Section 2.5 hereof. The amount of the Letter of Credit Exposure plus the aggregate outstanding balances of the Notes may not exceed $45,000,000. Each Bank's Revolving Loan Commitment shall be reduced by an amount equal to such Bank's Percentage of the Letter of Credit Exposure.

                  "Letter of Credit Exposure" means, at any time, the sum of
   (a) the aggregate amount then available for drawing under all outstanding Letters of Credit and (b) the Reimbursement Obligations.

                  "Libor Margin" means 1%.

                  "Libor Rate" means, for any Loan Period for any Libor Rate Loan, the per annum rate of interest determined by the Agent to be the arithmetic average (rounded upward, if necessary to the nearest 1/16 of 1%) of the offered rates for deposits in Dollars for the applicable Loan Period commencing on the applicable Borrowing Date which appear on the Reuters Screen LIBO Page (or such other page on which the appropriate information may be displayed), on the electronic communications terminals in the Agent's money center, as of 11 a.m., London time, two Business Days preceding the applicable Borrowing Date, except as provided below. If fewer than two offered rates appear for the applicable Loan Period or if the appropriate screen is not accessible, the applicable rate will be determined on the basis of the rates at which deposits in Dollars are offered by the Reference Banks at approximately 11 a.m., London time, two Business Days preceding the applicable Borrowing Date to prime banks in the London interbank market for the applicable Loan Period and in an amount equal to the principal balance of the applicable Libor Rate Loan. The Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the applicable rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the applicable rate will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Agent, at approximately 11 a.m., New York City time, two Business Days preceding the applicable Borrowing Date for loans in Dollars to leading European banks for the applicable Loan Period and in an amount equal to the principal balance of the applicable Libor Rate Loan.

                  "Libor Rate Loan" means any Revolving Loan which bears interest at or by reference to the Adjusted Libor Rate.

                  "Libor Reserve Percentage" means, with respect to Libor Rate Loans for each Loan Period, the stated maximum rate of all reserve requirements (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Loan Period) that is specified on the first day of such Loan Period by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board of Governors) applicable to the class of banks of which the Agent is a member.

                  "Loan Documents" means this Agreement, the Notes, all Letters of Credit, all applications for Letters of Credit and all reimbursement agreements between the Company and the Issuing Bank, and "Loan Document" means any of the Loan Documents.

                  "Loan Period" means:

                  (a) with respect to each Fixed Rate Loan, the period commencing on the applicable Borrowing Date and ending 1, 2, 3, 4 or 6 months thereafter in the case of a Libor Rate Loan, and 30, 60, 90, 120 or 180 days thereafter in the case of a CD Rate Loan, as specified by the Company in the related notice of borrowing pursuant to Section 2.2 hereof, and with respect to a Reference Rate Loan converted to a Fixed Rate Loan, or in the case of one Type of Fixed Rate Loan converted to another Type of Fixed Rate Loan, or in the case of a continuation of a Fixed Rate Loan for an additional Loan Period, the period commencing on the date of such conversion or continuation and ending 1, 2, 3, 4 or 6 months thereafter in the case of a conversion to or continuation of a Libor Rate Loan, and 30, 60, 90, 120 or 180 days thereafter in the case of a conversion to or continuation of a CD Rate Loan, as specified by the Company in the related notice pursuant to Section 2.3 hereof, provided that:

                         (i) any Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless in the case of a LIBOR Rate Loan such Business Day falls in another calendar month, in which case such Loan Period shall end on the next preceding Business Day;

                        (ii) any Loan Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in a calendar month at the end of such Loan Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

                       (iii) any Loan Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

                  (b) with respect to each Reference Rate Loan, the period commencing on the Borrowing Date of such Reference Rate Loan, or in the case of a Fixed Rate Loan converted to a Reference Rate Loan, the period commencing on the date of such conversion and ending on the Maturity Date or date of repayment of such Reference Rate Loan or date of conversion of all or part of such Reference Rate Loan to a Fixed Rate Loan.

                  "Majority Banks" means the Banks whose aggregate Percentage is greater than 50%.

                  "Matched Fund" means to actually fund and maintain a CD Rate Loan or Libor Rate Loan during the applicable Loan Period through the purchase in the applicable market of deposits having a maturity corresponding to the last day of such Loan Period.

                  "Maturity Date" means February 20, 1998 or such earlier date on which (a) the Agent declares the Notes to be immediately due and payable pursuant to Section 7.2 hereof, or (b) the Company permanently reduces the Revolving Loan Commitments to zero pursuant to Section 2.5(a) hereof.


                  "Multiemployer Plan" means any pension benefit plan subject to Title IV of ERISA as defined in Section 4001(a)(3) of ERISA, to which the Company, any of its Subsidiaries or any member of the Controlled Group is required to contribute on behalf of its employees.

                  "NationsBank" means NationsBank, N.A. (Carolinas), as a Bank under this Agreement, and as initial Issuing Bank of the Cherokee Co. IRB Letter of Credit hereunder.

                  "Net Income" means the excess of:

                  (a) all revenues and income derived from operations in the ordinary course of business (including extraordinary gains and gains upon the disposition of investments and fixed assets), over

                  (b) all expenses and other proper charges against income (including payment or provision for all applicable income and other taxes, and including extraordinary losses and losses upon the disposition of investments and fixed assets);

   all as determined in accordance with GAAP, applied on a consistent basis to the Company and its Consolidated Subsidiaries.

                  "Note" means a promissory note of the Company in the form of Exhibit A attached hereto, appropriately completed, payable to the order of a Bank in an amount equal to such Bank's Revolving Loan Commitment, such Note to evidence Revolving Loans made by a Bank to the Company, and "Notes" means all such promissory notes.

                  "Percentage" means, for each Bank, the percentage, set forth opposite its signature hereto.

                  "Permitted Liens" means (a) liens, charges or encumbrances listed on Schedule 1 attached hereto, provided that the indebtedness secured thereby shall not be increased; (b) liens for taxes, assessments or governmental charges not delinquent or being contested in good faith by appropriate proceedings diligently conducted by the Company or any Subsidiary for which adequate reserves are established and maintained in accordance with GAAP; (c) construction, mechanics, or other statutory lien claims not delinquent; (d) purchase money security interests or liens on any property acquired after the date hereof to be used by the Company or a Subsidiary in the normal course of its business, and created or incurred simultaneously with the acquisition of such property, if such security interest or lien is limited to the property so acquired, the Indebtedness secured by such security interest or lien does not exceed the purchase price of such property and the aggregate Indebtedness secured by all security interests and liens on all such property does not exceed $5,000,000 at any time outstanding for the Company and all Consolidated Subsidiaries; (e) liens or deposits in connection with worker's compensation or other insurance or to secure the performance of bids, trade contracts (other than for borrowed money), leases, public or statutory obligations, surety or appeal bonds or other obligations of like nature incurred in the ordinary course of business; (f) liens in favor of the Agent for the benefit of the Banks; (g) liens in favor of the United States government on goods being manufactured for the United States government and on other property (as defined in the applicable Government Contract) required to be delivered to the United States government under such Government Contract to secure unliquidated progress payments on such Government Contracts; and (h) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership or use of its property by the Company or any Consolidated Subsidiary; (i) liens created under the Custody, Pledge and Security Agreement dated as of August 1, 1989, as amended, modified or supplemented from time to time, and (j) liens arising out of any lease (whether or not recorded as a Capitalized Lease) if such lien is limited to the property leased thereunder and secures only the amounts to be paid thereunder.

                  "Plan" means any pension benefit plan subject to Title IV of ERISA, including any Multiemployer Plan, maintained by the Company, any of its Subsidiaries or any member of the Controlled Group or any such Plan to which the Company, any of its Subsidiaries or any member of the Controlled Group is required to contribute on behalf of its employees.

                  "Pre-tax Loss" means Net Income before the payment of or provision for all applicable income taxes, all as determined in accordance with GAAP, applied on a consistent basis to the Company and its Consolidated Subsidiaries.

                  "Reference Banks" means four major banks in the London interbank market, as selected by the Agent.

                  "Reference Rate" means the rate of interest announced by the Agent from time to time as its reference or prime rate for interest rate determinations. The Reference Rate may not be the lowest interest rate charged by the Agent.

                  "Reference Rate Loan" means any Revolving Loan which bears interest at or by reference to the Reference Rate.

                  "Regulatory Change" means any change enacted or issued after the date of this Agreement of any (or the adoption after the date of this Agreement of any new) federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, which affects (or, in the case of a court decision would, if the decision were applicable to any Bank, affect) the treatment of any Extensions of Credit of such Bank.

                  "Reimbursement Obligations" means, at any time, the aggregate amount or drafts honored under Letters of Credit for which the Agent has not been paid pursuant to Section 2.9(c) hereof.

                  "Reportable Event" means a reportable event as that term is defined in ERISA.

                  "Required Banks" means the Banks whose aggregate Percentage is greater than 66 2/3%.

                  "Restricted Payments" means dividends or other distributions by the Company or any Subsidiary based upon the stock of the Company or any Subsidiary (except dividends payable to the Company and dividends payable solely in stock of the Company) and purchases, redemptions and other acquisitions, direct or indirect, by the Company or any Subsidiary, of stock of the Company or any Subsidiary.

                  "Revolving Loan" means a loan made by the Banks to the Company pursuant to Section 2.1 hereof.

                  "Revolving Loan Commitment" means, as to a Bank, the obligation of such Bank to make its pro rata share of Revolving Loans to the Company. The aggregate amount of the Revolving Loan Commitments is $45,000,000 less the amount of the Letter of Credit Exposure, and is subject to reduction from time to time pursuant to Section 2.5 hereof. The aggregate outstanding principal balances of the Notes plus the Letter of Credit Exposure may not exceed $45,000,000. The Revolving Loan Commitment of each Bank is such Bank's Percentage of the aggregate of the Revolving Loan Commitments.

                  "Special Bank Event" means the delivery by the Agent or the Issuing Bank for the Cherokee Co. IRB Letter of Credit to the Company and the Trustee of an opinion of counsel (selected by the Agent and reasonably acceptable to the Company) recognized to have expertise in banking or securities law matters to the effect that, on the basis of a change after the date of issuance of the Cherokee Co. IRB Letter of Credit by a court of competent jurisdiction or other governmental authority, the maintenance of the Cherokee Co. IRB Letter of Credit by the Issuing Bank thereof, the execution of the Pledge and Security Agreement in favor of the Issuing Bank of the Cherokee Co. IRB Letter of Credit, the acceptance by the Issuing Bank of the collateral thereunder or any other transaction contemplated by this Agreement is, or will be, a violation of the laws, rules and regulations applicable to the Issuing Bank, or requires or will require the Issuing Bank to register as a securities dealer (or in any similar capacity) if not otherwise so registered.

                  "Subsidiary" means as of a particular date any corporation more than 50% of whose outstanding stock having ordinary voting power for the election of directors shall at the time be owned or controlled by the Company or by one or more of its Subsidiaries.

                  "Tangible Net Worth" means the total of all assets which, under GAAP, would appear on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, less the sum of the following:

                  (a) the book amount of all such assets which would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, noncompete agreements, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;

                  (b) any net write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the most recent financial statement referred to in Section 3.3 hereof;

                  (c) all reserves, including reserves for depreciation, obsolescence, depletion, insurance and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;

                  (d) the amount, if any, at which any shares of stock of the Company or any Subsidiary appear on the asset side of such consolidated balance sheet;

                  (e) all liabilities of the Company and its Consolidated Subsidiaries shown on such consolidated balance sheet; and

                  (f) all investments in foreign Affiliates and unconsolidated domestic Affiliates.

                  "Trustee" means NationsBank of Georgia, N.A. (formerly known as Citizens and Southern Trust Company) as trustee under the Indenture and any successor trustee under the Indenture.

                  "Type" means each type of loan, i.e., a Reference Rate Loan, a CD Rate Loan or a Libor Rate Loan.


              1.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and terms defined in other sections of this Agreement shall have the meanings set forth therein.


                      Section 2.  The Credit Facility; Fees

                  2.1 Revolving Loans. Each Bank will make its pro rata share of each Revolving Loan to the Company, subject to the terms and conditions hereof, in an amount equal to such Bank's Percentage of the amount of the Revolving Loan requested by the Company on the applicable Borrowing Date, up to the maximum amount of such Bank's Revolving Loan Commitment, at any time outstanding during the period from the date hereof to the Maturity Date. Within such maximum amount, Revolving Loans may be made, repaid and made again. The aggregate amount of Revolving Loans made on each Borrowing Date shall be in a minimum amount of $500,000 and in integral multiples of $500,000 above such minimum in the case of a Reference Rate Loan, except for a Reference Rate Loan made pursuant to
   Section 2.9(c) hereof, and in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 above such Minimum in the case of a Fixed Rate Loan. The Revolving Loans made by a Bank shall be evidenced by a Note payable to the order of such Bank, payable on the Maturity Date. Although each Note shall be expressed to be payable in the amount of the payee Bank's initial Revolving Loan Commitment, the Company shall be obligated to pay only the amount of Revolving Loans actually disbursed to or for the account of the Company by the payee Bank, together with interest on the unpaid balance of the sums so disbursed, which remain outstanding from time to time as shown on the records of the payee Bank absent manifest error.

                  2.2  Borrowing Procedure for Revolving Loans.

                       (a) The Company shall request Revolving Loans by written notice, or by telephonic notice confirmed in writing mailed the same day (which notice shall be irrevocable), to the Agent not later than 10:30 a.m., Milwaukee time, on the proposed Borrowing Date in the case of a Reference Rate Loan, by 10:30 a.m., Milwaukee time, three Business Days prior to the proposed Borrowing Date in the case of a Libor Rate Loan, or by 10:30 a.m., Milwaukee time, one Business Day prior to the proposed Borrowing Date in the case of a CD Rate Loan. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. Each such request shall be effective upon receipt by the Agent and shall specify (i) the amount of the requested Revolving Loan, (ii) the proposed Borrowing Date, (iii) the Type of Revolving Loan and (iv) in the case of a Fixed Rate Loan, the Loan Period therefor. Each such request for an advance shall constitute a certification by the Company that the borrowing conditions specified in Sections 4.2(b) and 4.2(c) hereof will be satisfied on the proposed Borrowing Date. The Agent will promptly notify the Banks of the requested Revolving Loan. On or before 1 p.m., Milwaukee time, on the Borrowing Date each Bank shall, except as otherwise provided in Sections 2.12(b) or
   (c) hereof, deposit its Percentage of the requested Revolving Loan with the Agent in immediately available funds. Upon fulfillment of the applicable borrowing conditions, the Agent shall deposit the Revolving Loan, except as provided in Section 2.11(a) hereof with respect to Reference Rate Loans made pursuant to Section 2.9(c) hereof, in the Company's account maintained with the Agent or as the Company may otherwise direct in writing. All advances of all Types of Revolving Loans shall be pro rata among the Banks according to each Bank's Percentage of such Revolving Loans.

                       (b) Unless the Agent shall have been notified by telephone, confirmed promptly thereafter in writing, by a Bank not later than 1 p.m., Milwaukee time, on a Borrowing Date that such Bank will not make available to the Agent such Bank's Percentage of the requested Revolving Loan, the Agent may assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount.
   If and to the extent that such Bank, without giving such notice, shall not have so made such amount available to the Agent, other than in accordance with Sections 2.12(b) or (c) hereof, such Bank and the Company severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Company to the date such amount is repaid to the Agent, at (i) in the case of the Company, the interest rate specified in Section 2.6(a) hereof and (ii) in the case of such Bank, the Federal Funds Rate for each of the first three days (or fraction thereof) after the date of demand and the interest rate specified in Section 2.6(a) hereof for each day (or fraction thereof) thereafter.

                       (c) The failure of any Bank to make its pro rata share of a Revolving Loan shall not relieve any other Bank of its obligation hereunder to make its pro rata share of a Revolving Loan on the applicable Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Loan to be made by such other Bank on the applicable Borrowing Date.

                  2.3  Continuation and Conversion Procedure.

                       (a) The Company may elect from time to time, subject to the terms and conditions of this Agreement, to convert all or a portion of the outstanding Reference Rate Loans to Fixed Rate Loans, or to convert a Type of Fixed Rate Loan to another Type of Fixed Rate Loan (in each case, in a minimum amount of $1,000,000 and an integral multiple of $1,000,000 above such minimum) or to convert all or a portion of a Fixed Rate Loan to a Reference Rate Loan; provided that any conversion of a Fixed Rate Loan shall occur on the last day of the applicable Loan Period.

                       (b) A Reference Rate Loan shall continue as a Reference Rate Loan unless and until converted to a Fixed Rate Loan. At the end of the applicable Loan Period for a Fixed Rate Loan, such Fixed Rate Loan shall automatically be converted into a Reference Rate Loan unless the Company shall have given the Agent notice in accordance with
   Section 2.3(c) hereof requesting that, at the end of such Loan Period, all or a portion of such Fixed Rate Loan be converted to another Type of Fixed Rate Loan or continued as a Fixed Rate Loan of the same Type.

                       (c) The Company shall give the Agent irrevocable notice (a Conversion/Continuation Notice) of each conversion of a Revolving Loan or continuation of a Fixed Rate Loan not later than 10:30 a.m., Milwaukee time, on the date of the requested conversion, in the case of a conversion to a Reference Rate Loan, or, in the case of a conversion to or a continuation of a Libor Rate Loan, three Business Days prior to the date of the requested conversion or continuation, or, in the case of a conversion to or continuation of a CD Rate Loan, one Business Day prior to the date of the requested conversion or continuation, specifying (i) the requested date (which shall be a Business Day) of such conversion or continuation, (ii) the amount and Type of Revolving Loan to be converted or continued and (iii) the amount and Type of the Revolving Loan into which such Revolving Loan is to be converted or continued, and in the case of a conversion to or continuation of a Fixed Rate Loan, the duration of the Loan Period applicable thereto.

                       (d) Notwithstanding anything to the contrary contained in this Section, no Revolving Loan may be converted into or continued as a Fixed Rate Loan when any Default or Event of Default has occurred and is continuing.

                  2.4  Fees.

                       (a) Commitment Fee. As consideration for each Bank's making its pro rata share of the Facility available, the Company will pay to the Agent, for the account of the Banks, on the last Business Day of each fiscal quarter of the Company commencing with the quarter ending March 31, 1995, and on the Maturity Date, a commitment fee equal to one-eighth of 1% of the daily average unused amount of the Facility during the preceding quarter or other applicable period; provided that for purposes of computing the commitment fee due on March 31, 1995, the applicable period shall be the date of this Agreement through March 31, 1995. Commitment fees shall be calculated for the actual number of days elapsed on the basis of a 360-day year. The unused amount of the Facility at any time shall be the amount of the Facility, less the sum of (i) the aggregate amount then outstanding under all of the Notes, and (ii) the Letter of Credit Exposure.

                       (b) Agent's Fee. The Company agrees to pay to the Agent, for the sole benefit of the Agent, an Agent's fee in such amounts, at such times, and upon the terms and conditions as set forth in that certain letter-form agreement, dated the date hereof, between the Company and the Agent, as the same may be amended, modified or supplemented from time to time.

                       (c) Letter of Credit Commission. On the Borrowing Date of each Letter of Credit and to the extent such Letter of Credit is renewed, on each renewal date thereof, the Company agrees to pay to the Issuing Bank, for the ratable benefit of the Banks, a commission in an amount equal to 3/4 of 1% of the face amount of each such Letter of Credit.

                       (d) Issuing Bank Fees. The Company agrees to pay to the Issuing Banks, for their own account, in connection with the issuance and maintenance of the Letters of Credit hereunder, such fees as may be agreed upon by the Company and Issuing Bank whether by way of letter agreement or otherwise.

                  2.5 Reduction of Facility. The Company may, upon one Business Day's prior written notice to the Agent, permanently reduce the aggregate amount of the Facility; provided that no such reduction shall reduce the aggregate amount of the Facility to an amount less than the aggregate unpaid principal balance of the Notes, plus the Letter of Credit Exposure, on the effective date of such reduction. Each reduction in the Facility shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 above such minimum. Each reduction in the Facility shall ratably reduce each Bank's Revolving Loan Commitment and Letter of Credit Commitment.


                  2.6  Interest Rate.

                       (a) The unpaid principal balance of the Revolving Loans outstanding from time to time shall bear interest for the period commencing on the Borrowing Date of such Revolving Loan until such Revolving Loan is paid in full. Each Reference Rate Loan shall bear interest at the Reference Rate, each CD Rate Loan shall bear interest at the applicable CD Rate, and each Libor Rate Loan shall bear interest at the applicable Adjusted Libor Rate. In the case of a Reference Rate Loan, accrued interest shall be due on the last Business Day of each month, commencing March 31, 1995, and on the Maturity Date. In the case of a Fixed Rate Loan, accrued interest shall be due on the last day of the applicable Loan Period unless the Loan Period is greater than 3 months, in the case of a Libor Rate Loan, or 90 days, in the case of a CD Rate Loan, in which case accrued interest shall be due on the first day of each month, in the case of a Libor Rate Loan, or every 30 days, in the case of a CD Rate Loan, following the beginning of the applicable Loan Period and on the last day of such Loan Period.

                       (b) Notwithstanding the provisions of Section 2.6(a) above, after 15 days' notice from the Agent to the Company of the occurrence and during the continuance of an Event of Default, other than an Event of Default described in Section 7.1 (a) hereof, the unpaid principal balance of each Note shall bear interest at the Default Rate. Upon the occurrence and during the continuance of an Event of Default described in Section 7.1(a) hereof, the unpaid principal balance of each Note shall bear interest at the Default Rate. On and after the Maturity Date, the unpaid principal balance of the Notes and all accrued interest thereon shall bear interest at the Default Rate until paid.

                       (c) Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

                  2.7 Payments. Except as otherwise provided in this Agreement, all payments of principal and interest on the Notes, the Reimbursement Obligations and all fees due hereunder shall be made at the office of the Agent, for the account of the Banks, in immediately available funds not later than 11 a.m., Milwaukee time, on the date due; funds received after that time shall be deemed to have been received on the next Business Day. The Agent may charge the Company's Account No. 111501414 at the Agent for any payment due under the Notes, the Reimbursement Obligations or any fee or expense payable hereunder, on or after the date due, but the inadequacy of such deposit shall not impair or affect the Company's obligation to pay such interest, which is absolute and unconditional. The Agent shall forward to each Bank, promptly after receipt, such Bank's share of such payments received by the Agent. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, except that if such payment is in connection with a Libor Rate Loan, such payment shall be made on the next preceding Business Day, and such extension or reduction of time shall be included in computing interest and fees, if any, in connection with such payment.

                  2.8 Prepayments. Reference Rate Loans may be prepaid, in whole or in part, at any time without premium or penalty. Each Fixed Rate Loan is payable at the end of the applicable Loan Period and may not be prepaid. Any prepayment of a Reference Rate Loan shall be made in accordance with the provisions of Section 2.7 hereof. Each prepayment shall be in a minimum amount of $500,000 and in integral multiples of $500,000 above such minimum.

                  2.9  Letters of Credit.

                       (a) Issuance. The Issuing Bank will issue Letters of Credit which it may lawfully issue, in Dollars, for the account of the Company, subject to the terms and conditions hereof, at any time during the period from the Closing Date to the Maturity Date; provided that the amount available for drawing under all Letters of Credit, plus the Letter of Credit Exposure as of the applicable Borrowing Date, shall not exceed the aggregate Letter of Credit Commitments and, provided further, that no Letter of Credit shall have an initial expiry date later than the Maturity Date, except that (i) the Cherokee Co. IRB Letter of Credit and (ii) Letters of Credit in an aggregate face amount not exceeding $5,000,000 at any time outstanding may have an initial expiry date not later than 12 months after the Maturity Date. By 12 p.m., Milwaukee time, at least one Business Day prior to the proposed Borrowing Date of a Letter of Credit, the Company shall deliver to the Issuing Bank a duly executed application and agreement for such Letter of Credit, in form and content satisfactory to the Issuing Bank; provided, however, one Business Day's notice will not be required if a properly completed, duly executed application and agreement and one of the forms of letters of credit, in such form and content as is satisfactory to the Issuing Bank, is delivered to the Issuing Bank not later than 10:30 a.m., Milwaukee time, on the proposed Borrowing Date. No Letter of Credit shall be issued hereunder unless on the proposed Borrowing Date all of the conditions precedent specified in
   Section 4.2 hereof shall have been satisfied as fully as if the issuance of such Letter of Credit were a Revolving Loan, but each Letter of Credit, which was issued by one of the Banks prior to the date hereof, and which is outstanding on the date hereof, shall be, for the purposes of this Agreement, deemed to have been issued under the terms and conditions of this Agreement (except no further fee or commission for the issuance thereof shall be payable hereunder), but shall remain subject to the application and agreement with the Issuing Bank for each such outstanding Letter of Credit. The Issuing Bank shall promptly upon the issuance of each Letter of Credit notify each Bank of the type and amount of the Letter of Credit, and the beneficiary and expiration date of each such Letter of Credit.

                       (b) Participations. Effective upon the issuance of each Letter of Credit, the Issuing Bank sells to the other Banks and the other Banks purchase from the Issuing Bank an undivided fractional interest in the liability of the Issuing Bank represented by such Letter of Credit and the obligations of the Company with respect thereto (except for the amounts owing to the Issuing Bank pursuant to Section 2.9(d) hereof) as evidenced by the Loan Documents. The undivided fractional interest acquired by each Bank shall equal such Bank's Percentage. Upon receipt of a draft presented under a Letter of Credit, the Issuing Bank shall notify the Company, the Agent and the Banks of the amount of such draft and the date on which it will honor such draft. On the Business Day following the date any draft under a Letter of Credit is honored by the Issuing Bank, unless the Company has received a Reference Rate Loan for the amount of such draft or has timely paid to the Agent the amount of such draft pursuant to Section 2.9(c) hereof, each Bank shall pay to the Issuing Bank an amount equal to its Percentage of the amount of such draft. If the Company requests a Reference Rate Loan pursuant to Section 2.9(c) hereof, each Bank shall make its Percentage of such Reference Rate Loan available to the Agent in accordance with the provisions of Section 2.2(b) hereof.

                       (c) Reimbursement Obligation. The notice from the Issuing Bank, pursuant to Section 2.9(b) hereof, to the Company, the Agent and the Banks, of its intent to honor a draft presented under a Letter of Credit, shall constitute a request by the Company pursuant to Section 2.2(a) hereof for a Reference Rate Loan equal to the amount of the draft to be honored, to be made on the date the Issuing Bank honors the draft, and shall constitute a certification by the Company that the borrowing conditions specified in Sections 4.2(b) and 4.2(c) hereof will be satisfied on the proposed Borrowing Date; provided, however, if the Company can not satisfy the borrowing conditions specified in Sections 4.2(b) and 4.2(c) hereof, it shall promptly so notify the Agent and the Banks. If the Company cannot satisfy the borrowing conditions specified in Sections 4.2(b) and 4.2(c) hereof or if the amount of such requested Reference Rate Loan, together with the aggregate amount of all Revolving Loans then outstanding, exceeds the aggregate Revolving Loan Commitments of the Banks, the Company agrees to pay to the Agent the amount of the draft honored by the Issuing Bank, on the date such draft is honored, with interest (based on actual days elapsed and a 360-day year) upon such amount at the Default Rate from the date such draft is paid by the Issuing Bank to the date when the Company pays the amount of the draft in full. The obligation of the Company to pay to the Agent the amount of any payment made by the Issuing Bank under any Letter of Credit shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all amounts owed by the Company to the Banks hereunder and under any Loan Document shall have been paid in full and such obligation of the Company shall not be affected, modified or impaired upon the happening, of any event, including, without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

                         (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document;

                        (ii) any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any Loan Document;

                       (iii) the existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be acting);

                        (iv) any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                         (v)     payment by the Issuing Bank to the
   beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; and

                        (vi) any failure, omission, delay or lack on the part of the Issuing Bank or any party to any Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Issuing Bank or any such other party;

   provided in each case that the Company shall be obligated to pay such amount only if the draft and other documents presented reasonably appear to comply with the terms of such Letter of Credit.

                       (d) Issuance and Negotiation Fees and Expenses. The Company shall pay to the Issuing Bank, on demand, the issuance and negotiation fees of the Issuing Bank which the Company and the Issuing Bank have agreed upon and all out-of-pocket fees and expenses paid or incurred by the Issuing Bank in connection with the issuance, amendment or administration of each Letter of Credit and the honoring of drafts presented thereunder.

                       (e) Cash Collateral. If on the Maturity Date any Letter of Credit (including the Cherokee Co. IRB Letter of Credit) remains outstanding, the Company shall either make arrangements satisfactory to the Required Banks for the assumption of liabilities created by any such issued and unexpired Letter of Credit or, in the absence of such satisfactory arrangements, the Company shall deliver to the Agent, for the benefit of the Banks, Cash Collateral in an aggregate principal amount equal to 110% of the Letter of Credit Exposure. The unapplied balance of such Cash Collateral shall be paid by the Agent to the Banks to reimburse the Banks for any amounts paid by them to the Issuing Bank for drafts honored by the Issuing Bank under the unexpired Letters of Credit and any excess shall be returned to the Company on and to the extent the Letters of Credit expire without draw.

                       (f) Cherokee Co. IRB Letter of Credit. The Cherokee Co. IRB Letter of Credit was issued for an initial term of one year and may be renewed or extended (upon the written request of the Company) at the option of the Required Banks for a period ending not later than 12 months after the Maturity Date.

                  2.10 Setoff. Each Bank shall have the right, upon a declaration of the Agent pursuant to Section 7.2(b) hereof, to apply to the payment of the Note held by such Bank (whether or not then due) and such Bank's Percentage of the Reimbursement Obligations, any and all balances, credits, deposits, accounts or monies of the Company then or thereafter maintained with such Bank. Each Bank agrees to notify the Company and the Agent after any such setoff and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

                  2.11 Pro Rata Treatment; Sharing of Payments.

                       (a) Except as otherwise provided in this Agreement, upon receipt by the Agent of payments of principal, interest, Reimbursement Obligations, fees and expenses, the Agent shall promptly distribute to each Bank or holder of a Note the amount of such payment received by the Agent for the ratable account of that Bank or holder. The proceeds of any Reference Rate Loan made pursuant to Section 2.9(c) hereof, shall be distributed by the Agent to the Issuing Bank prior to 3 p.m., Milwaukee time, on the applicable Borrowing Date. Any payment to the Agent received by 11 a.m., Milwaukee time, for the ratable account of a Bank or holder of a Note shall constitute a payment by the Company to such Bank or holder of the amount so paid to the Agent, and any Notes or portions thereof or Reimbursement Obligations so paid shall not be considered outstanding for any purpose after the date of such payment to the Agent. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) in excess of its pro rata share of payments then or therewith obtained by all Banks, such Bank shall immediately purchase, without recourse and for cash, from the other Banks, such participations in the Notes and Letter of Credit Exposure of such other Banks so that each Bank shall thereafter have a percentage interest in all of such obligations equal to such Bank's Percentage; provided, however, that if any payment so received shall be recovered in whole or in part from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of any such recovery, but without interest. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including its right of setoff) with respect to such participation as if such Bank were the direct creditor of the Company in the amount of such participation.

                       (b) A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Company to the nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Loans and Letters of Credit. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Loans and Letters of Credit. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payment to the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Revolving Loans and Letter of Credit Exposure shall return to those in effect immediately prior to such delinquency.

                  2.12 Special Provisions.

                       (a)  If any Regulatory Change,

                         (i) shall subject any Bank to any tax, duty or other charge with respect to any of its Extensions of Credit, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Extensions of Credit, or any other amounts due under this Agreement in respect of its Extensions of Credit, or its obligation to make Extensions of Credit (except for changes in the rate of tax on the overall net income of such Bank);

                        (ii) shall impose, modify or make applicable any reserve (including, without limitation any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates on Extensions of Credit), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank; or

                       (iii) shall impose on any Bank any other condition affecting its Extensions of Credit;

   and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or any other analogous law, rule or regulation, to impose a cost on) such Bank of making or maintaining any Extensions of Credit or to reduce the amount of any sum received or receivable by such Bank under any Loan Document, then after 15 days' notice from such Bank (which notice shall be sent to the Agent and the Company and shall be accompanied by a statement setting forth the basis of such notice), the Company shall pay directly to such Bank, on demand, such additional amount or amounts as will compensate such Bank for such increased cost or such reduction incurred on or after the date of the giving of such notice to the Agent and the Company.

                  (b) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to the Loan Period for any Fixed Rate Loan:

                       (i) the Agent determines in good faith (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the applicable Libor Rate; or

                       (ii) the Agent reasonably determines (which determination shall be binding and conclusive on all parties) that the CD Rate or the Adjusted Libor Rate will not adequately and fairly reflect the cost of maintaining or funding such Fixed Rate Loan for such Loan Period, or that the making or funding of CD Rate Loans or Adjusted Libor Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Agent materially affects such Fixed Rate Loan;

   then, (a) the Agent shall promptly notify the other parties thereof, and
   (b) so long as such circumstances shall continue, no Bank shall be under any obligation to make the Type of Fixed Rate Loan so affected.

                  (c) Changes in Law Rendering Certain Loans Unlawful. In the event that any Regulatory Change should make it (or, in the good faith judgment of a Bank, should raise substantial questions as to whether it
   is) unlawful for a Bank to make, maintain or fund a Type of Fixed Rate Loan, then (i) such Bank shall promptly notify each of the other parties hereto, (ii) the obligation of all Banks to make such Type of Fixed Rate Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) upon such notice, any outstanding Revolving Loan of the Type made unlawful to maintain shall automatically convert to a Reference Rate Loan.

                  (d) Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be sent to the Agent and the Company and shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain Fixed Rate Loans), as reasonably determined by such Bank, as a result of (i) any payment, prepayment or conversion of any Fixed Rate Loan of such Bank on a date other than the last day of a Loan Period for such Loan whether or not required by any other provision of this Agreement, or (ii) any failure of the Company to borrow any loans on a date specified therefor in a notice of borrowing pursuant to this Agreement. All notices of borrowing to the Agent pursuant to this Agreement with respect to Fixed Rate Loans shall be deemed to be irrevocable.

                  (e) Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit.

                  (f) Capital Adequacy. If any Regulatory Change affects the treatment of any Extensions of Credit of a Bank as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by such Bank or any corporation controlling such Bank and has the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of the loans or commitments of such Bank hereunder to a level below that which such Bank or such corporation could have achieved but for such Regulatory Change (taking into account such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed in good faith by such Bank to be material, then after 15 days' notice from such Bank to the Company and the Agent of such Regulatory Change, the Company shall pay to such Bank, on demand, such additional amount or amounts as will compensate such Bank or such corporation, as the case may be, for such reduction incurred on or after the date of the giving of such notice to the Agent and the Company. Such Bank shall submit, to the Agent and the Company, a statement as to the amount of such compensation, prepared in good faith and in reasonable detail.

                  (g) Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Sections 2.12(a),
   (b), (c), (d) and (f) hereof shall be conclusive absent manifest error. The provisions of Section 2.12(a), (d) and (f) hereof shall survive the obligation of the Banks to extend credit under this Agreement.

                   Section 3.  Representations and Warranties

             3. Representations and Warranties. In order to induce the Banks to extend credit hereunder, the Company represents and warrants to the Banks:

                  3.1 Organization; Subsidiaries; Corporate Power. The Company is a corporation validly existing under the laws of the State of Wisconsin and (a) has, during its most recently completed report year, filed the required annual report, (b) is not the subject of a proceeding to cause its administrative dissolution nor do grounds exist for such action, (c) is not subject to a filing with respect to a judicial decree of dissolution, and (d) has not adopted articles of dissolution. The Company is not required to qualify as a foreign corporation in any state, other than in those states in which the Company is qualified as a foreign corporation to do business, where the failure to so qualify would have a material adverse effect on the Company. The Company has no Subsidiaries other than Oshkosh Truck Foreign Sales Corp., Inc. and ORDIRA, Inc. The Company has the corporate power to own its properties and carry on its business as currently being conducted.

                  3.2 Authorization and Binding Effect. The execution and delivery of the Loan Documents to which it is a party, and the performance by the Company of its obligations thereunder, are within its corporate power, have been duly authorized by proper corporate action on the part of the Company, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Articles of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity. The Loan Documents to which the Company is a party, when executed and delivered, will constitute the valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors' rights and except to the extent that general principles of equity might affect the enforcement of such Loan Documents.

                  3.3 Financial Statements. The Company has furnished to the Banks (a) the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 1994, and related statements of income and retained earnings and cash flows for the year ended on that date, certified by Ernst & Young, and (b) the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1994 and related statements of income and retained earnings and cash flows for the period ended on such date, prepared by the Company. Such financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete and fairly present the consolidated financial condition of the Company and such Subsidiaries as of such dates and the results of their operations for the periods ended on such dates, subject, in the case of the unaudited interim statements, to normal year-end adjustments. There has been no material adverse change in the condition or prospects of the Company and its Consolidated Subsidiaries taken as a whole, financial or otherwise, since December 31, 1994.

                  3.4  Litigation.  Except for the matters described on
   Schedule 3.4, there is no litigation or administrative proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or the properties of the Company which, to the knowledge of the Company can be reasonably expected to result in a liability of the Company, net of insurance proceeds and financial reserves, in excess of $500,000.

                  3.5 Restricted Payments. The Company has not, since the date of the most recent financial statements referred to in Section 3.3 hereof, made any Restricted Payments except for dividends on common stock in the amount of $1,078,000 paid on or about February 15, 1995.

                  3.6 Indebtedness; No Default. The Company has no outstanding Indebtedness or Guaranties, except those permitted under Sections 6.2 and 6.3 hereof. There exists no default nor has any act or omission occurred which, with the giving of notice or the passage of time, would constitute a default under the provisions of any instrument evidencing such Indebtedness or Guaranty or any agreement relating thereto, under which the Company's liability exceeds $500,000.

                  3.7 Ownership of Properties; Liens and Encumbrances. The Company has good and marketable title to all property, real and personal, reflected on the most recent financial statement of the Company furnished to the Banks, and all property purported to have been acquired since the date of such financial statement, except property sold or otherwise disposed of in the ordinary course of business subsequent to such date; and all such property is free of any lien, security interest, mortgage, encumbrance or charge of any kind or any agreement not to grant a security interest, mortgage or lien, except Permitted Liens. All owned and leased buildings and equipment of the Company are in good operating condition, repair and working order and, to the Company's knowledge, conform to all applicable laws, ordinances and regulations.

                  3.8 Tax Returns Filed. Except as specifically disclosed in Schedule 3.4, the Company has filed when due all federal and state income and other tax returns which are required to be filed. The Company has paid or made provision for all taxes shown on said returns and on all assessments received by it to the extent that such taxes have become due except any such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established. The Company has no knowledge of any liabilities which may be asserted against it upon audit of its federal or state tax returns.

                  3.9 Margin Stock. The Company will not use, directly or indirectly, any part of the proceeds of any Extensions of Credit for the purpose of purchasing or carrying or to extend credit to others for the purpose of purchasing or carrying, any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve system, or any amendments thereto. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

                  3.10 Investment Company. The Company is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  3.11 ERISA Liabilities. The Company has no knowledge of the occurrence of any event with respect to any Plan which could reasonably be expected to result in a material liability of the Company or any member of the Controlled Group to any Plan, the Internal Revenue Service or the Pension Benefit Guaranty Corporation, other than the payment of contributions in the normal course or premiums (but not a late payment charge) pursuant to Section 4007 of ERISA. With respect to any Plan there is no (a) accumulated funding deficiency within the meaning of
   Section 412(a) of the Code; (b) nondeductible contribution to any Plan within the meaning of Section 4972 of the Code; (c) excess contribution within the meaning of Section 4979(c) of the Code which would result in tax under Section 4979(a) of the Code; (d) prohibited transaction within the meaning of ERISA section 406 which is not exempt under ERISA Section 408; (e) failure to make required contributions to any Multiemployer Plan; or (f) withdrawal or partial withdrawal from any Multiemployer Plan within the meaning of ERISA Sections 4203 and 4205.

                  3.12 No Burdensome Agreements. The Company is not a party to or is bound by any agreement, instrument or undertaking, or subject to any other restriction (a) which materially adversely affects or in the future could reasonably be expected to so affect the property, financial condition or business operations of the Company, or (b) under or pursuant to which the Company is or will be required to place (or under which any other person may place) a lien upon any of its properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.

                  3.13 Trademarks, Etc. The Company possesses adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others which might result in a material adverse effect on the Company.

                  3.14 Dump Sites. With respect to the period during which the Company owned or occupied its real estate, and to the Company's knowledge after reasonable investigation, with respect to the time before the Company owned or occupied its real estate, except as described on
   Schedule 3.4, no person or entity has caused or permitted materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate owned or occupied by the Company, which materials, if known to be present, would require cleanup, removal or some other remedial action under Environmental Laws.

                  3.15 Tanks. Except as described on Schedule 3.4, there are not now, nor, to the Company's knowledge after reasonable investigation, have there ever been tanks or other facilities on, under, or at any real estate owned or occupied by the Company which contained materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws.

                  3.16 Other Environmental Conditions. Except as described on Schedule 3.4, to the Company's knowledge after reasonable investigation there are no conditions existing currently or likely to exist during the term of this Agreement which would subject the Company to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require a cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company which would have a material adverse effect on the financial condition or operations of the Company.

                  3.17 Changes in Laws. To the Company's knowledge there are no proposed or pending changes in Environmental Laws that would adversely affect the Company or any Consolidated Subsidiary.

                  3.18 Environmental Judgments, Decrees and Orders. Except as described on Schedule 3.4, the Company is not subject to any judgment, decree, order or citation related to or arising out of Environmental Laws or has been named as a potentially responsible party by a governmental body or agency in a matter arising under any Environmental Laws.

                  3.19 Environmental Permits and Licenses. Except as disclosed on Schedule 3.4, the Company has all permits, licenses and approvals required under Environmental Laws.

                  3.20 Accuracy of Information. All information furnished by the Company to the Banks is correct and complete in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.


                      Section 4.  Conditions for Borrowing

             4. Conditions for Borrowing. The Banks' obligations to make any loan and the Issuing Bank's obligation to issue any Letter of Credit is subject to the satisfaction, on or before the following Borrowing Dates, of the following conditions:

                  4.1 On or Before the Closing Date. The Agent shall have received the following, all in form, detail and content satisfactory to the Agent:

                       (a) Notes. A Note payable to the order of each Bank, duly executed by the Company.

                       (b) Certified Articles of Incorporation. A copy for each Bank of the Articles of Incorporation of the Company, certified as of a recent date by the Wisconsin Secretary of State.

                       (c) Certificate of Status. A certificate of status or certificates of good standing with respect to the Company issued as of a recent date by the Wisconsin Secretary of State and the Secretary of State of each state in which the Company is qualified to transact business as a foreign corporation.

                       (d) Closing Certificate. Copies for each Bank, certified by the Assistant Secretary of the Company to be correct and complete and in full force and effect on the Closing Date, of (i) the By-Laws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the execution and delivery of the Loan Documents to which the Company is a party; and (iii) a statement containing the names and titles of the officer or officers of the Company authorized to sign such Loan Documents, together with true signatures of such officers.

                       (e) Personal Property Searches. Searches of the appropriate public offices demonstrating that no security interest on the personal property of the Company (other than fixtures) is of record affecting the Company or its properties except those which are acceptable to the Banks.

                       (f) No Default Certificate. The representations and warranties contained in Section 3 hereof shall be true and correct on and as of the Closing Date; there shall exist on the Closing Date no Default or Event of Default, and the Agent shall have received a certificate for each Bank to those effects, signed by the Vice President and Chief Financial Officer of the Company.

                       (g) Opinion of Counsel. An opinion from Foley & Lardner, counsel to the Company, in the form of Exhibit B attached hereto addressed to the Agent and the Banks.

                       (h) Proceedings Satisfactory. Such other documents as the Agent or the Banks may reasonably request; and all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory to the Agent and the Banks.

                  4.2  On or Before Each Subsequent Borrowing Date

                       (a) Borrowing Procedure. The Company shall have complied with the borrowing procedure specified in Section 2.2 hereof and the requirements for the issuance of Letters of Credit specified in
   Section 2.9 hereof, if applicable.

                       (b) Representations and Warranties True and Correct. The representations and warranties contained in Section 3 hereof shall be true and correct on and as of the relevant Borrowing Date except (i) that the representations and warranties contained in Section 3.3 hereof shall apply to the most recent financial statements delivered pursuant to Sections 5.1 and 5.2 hereof and (ii) for changes permitted by this Agreement.

                       (c) No Default. There shall exist on that Borrowing Date no Default or Event of Default.

                       (d) Proceedings and Documentation. The Agent shall have received such instruments and other documents as it or the Banks may reasonably request in connection with the making of such Extension of Credit, and all such instruments and documents shall be in form and content reasonably satisfactory to the Agent and in the case of Letters of Credit, to the Issuing Bank and the Agent.


                        Section 5.  Affirmative Covenants

             5. Affirmative Covenants. The Company covenants that it will, until all of the Revolving Loan Commitments and the Letter of Credit Commitments have terminated or expired, all Letters of Credit have expired (or the Company has delivered the Cash Collateral required under Section 2.9(e) hereof) and all obligations hereunder and under the Loan Documents of the Company to the Agent and the Banks, have been paid in full:

                  5.1 Annual Financial Statement. Furnish to the Agent within 90 days after the end of each fiscal year of the Company a copy for each Bank of a balance sheet of the Company as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, prepared in accordance with GAAP applied on a consistent basis, audited by a nationally recognized firm of independent certified public accountants selected by the Company, and accompanied by an unqualified opinion thereon by such accountants to the effect that such financial statements present fairly, in all material respects, the financial position of the Company and all Consolidated Subsidiaries as of the end of such fiscal year, and the results of their operations and their cash flows for such fiscal year, in accordance with GAAP, and that such audit was conducted in accordance with generally accepted auditing practices. Each such annual statement shall be accompanied by a written statement from the accountants stating whether or not the Company is in compliance with the financial covenants contained in Section 6 hereof and certifying that in making the examination necessary for their certification of such financial statement, they obtained no knowledge of any Default or Event of Default or, if such accountants shall have obtained knowledge of any Default or Event of Default, they shall disclose in such statement the Default or Event of Default. Each such annual statement shall be accompanied by a certificate of an authorized financial officer of the Company containing the calculations demonstrating the Company's compliance or noncompliance with the financial covenants contained in Section 6 hereof. The Company will furnish to the Agent within 90 days after the end of each fiscal year of the Company a copy for each Bank of a statement of income, including statements of revenues and expenses for each of the Company's business units and corporate charges. The Company will furnish to the Agent within 60 days after the end of each fiscal year of the Company a copy for each Bank of a preliminary income statement. All such financial statements, and the financial statements referred to in Section 5.2 hereof, except as provided herein, shall be finished in consolidated form for the Company and all Consolidated Subsidiaries which it may at the time have.

                  5.2 Interim Financial Statements. Furnish to the Agent within 45 days after the end of each of the first three quarters of each fiscal year of the Company a copy for each Bank of a balance sheet of the Company and its Consolidated Subsidiaries as of the end of each such quarter and related statements of income (including a statement of revenues and expenses for each of the Company's business units and corporate charges), retained earnings and cash flows for the period from the beginning of the fiscal year to the end of such quarter, prepared in the manner set forth in Section 5.1 hereof for the annual statements, certified to be accurate and complete by an authorized financial officer of the Company, subject to audit and normal year-end adjustments, and accompanied by the certificate of such officer (i) to the effect that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto, and (ii) containing the calculations demonstrating the Company's compliance or noncompliance with the financial covenants contained in
   Section 6 hereof.

                  5.3  Other Financial Information.  Furnish to the Agent,
   (a) contemporaneously with the filing or mailing thereof, copies for each Bank of all material of a financial nature filed with the Securities Exchange Commission or sent to the shareholders of the Company, (b) prior to the end of the first fiscal quarter of each fiscal year of the Company, budgets and financial projections, prepared by the Company for such fiscal year, and (c) such other financial information as any Bank may from time to time reasonably request.

                  5.4 Books and Records. Keep and cause each Subsidiary to keep proper, complete and accurate books of record and account.

                  5.5 Inspections. Permit representatives of the Agent or any Bank to visit and inspect any of the properties and examine and copy any of the books and records of the Company or any Subsidiary at any reasonable time and at reasonable intervals.

                  5.6 Insurance. Maintain and cause each Subsidiary to maintain insurance coverage as may be required by law but in any event not less than insurance coverage in the forms, amounts and with companies, which would be carried by prudent management in connection with similar properties and businesses. Without limiting the foregoing, the Company will and will cause each Subsidiary to (a) keep all its physical property insured against fire and extended coverage risks in amounts and with deductibles not more than those generally maintained by businesses engaged in similar activities in similar geographic areas; (b) maintain all such worker's compensation and similar insurance as may be required by law; and
   (c) maintain, in amounts and with deductibles not more than those generally maintained by prudent management of businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage, occurring on, in or about the properties of the Company or such Subsidiary, business interruption insurance and product liability insurance.

                  5.7 Condition of Property. Keep and cause each Subsidiary to keep its properties (whether owned or leased) in good operating condition, repair and working order.

                  5.8 Payment of Taxes. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties are attached thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or the appropriate Subsidiary and appropriate reserves with respect thereto are established and maintained in accordance with GAAP.

                  5.9 Maintain Existence, Rights and Licenses. Do and, except as permitted under Section 6.5 hereof, cause each Subsidiary to do all things necessary to (a) maintain its corporate existence in good standing in its state of incorporation and in any other state where the ownership of property or the conduct of business make qualification necessary and where the failure to so qualify would have a material adverse effect upon its business, operations or financial condition and
   (b) preserve and keep in full force and effect its legal and contractual rights and licenses necessary to continue its business.

                  5.10 Compliance with Law. Comply and cause each Subsidiary to comply with all applicable laws, regulations and ordinances, including all applicable Environmental Laws, the failure to comply with which would have a material adverse affect on the Company and its Consolidated Subsidiaries taken as a whole.

                  5.11 ERISA Certificate. Comply and cause each Subsidiary to comply with all applicable requirements of ERISA for each Plan and furnish to the Agent, as soon as possible and in any event within 30 days after the Company shall have obtained knowledge that a Reportable Event has occurred with respect to any Plan, a certificate of an officer of the Company setting forth the details as to such Reportable Event and the action which the Company proposes to take with respect thereto, and a copy of each notice of a Reportable Event sent to the Pension Benefit Guaranty corporation by the Company and, with respect to a Multiemployer Plan, furnish to the Agent as soon as possible after the Company receives notice or obtains knowledge that the Company or any member of the Controlled Group may be subject to withdrawal liability, or required to post a bond to avoid such liability, to a Multiemployer Plan, a certificate of an officer of the Company setting forth the details as to such event and the actions which the Company plans to take with respect thereto.

                  5.12 Compliance with Other Loan Documents. Timely comply with all of its obligations under the other Loan Documents.

                  5.13 Required Notices. Furnish to the Agent (a) immediately upon becoming aware of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and (b) immediately upon becoming aware that the holder of any other Indebtedness issued or assumed by the Company or any Subsidiary, or the lessor under any lease as to which the Company or any Subsidiary is the lessee, has given notice or has taken any action with respect to a claimed default thereunder, or under any agreement under which any such Indebtedness was issued or secured, a written notice specifying the notice given or action taken, the nature of the claimed default and what action the Company is taking or proposes to take with respect thereto; (c) immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any source asserting or alleging a circumstance or condition which requires or may reasonably be expected to require a financial contribution by the Company or any Consolidated Subsidiary exceeding $1,000,000 or a cleanup, removal, remedial action or other response by or on the part of the Company or any Consolidated Subsidiary under Environmental Laws which may reasonably be expected to cost the Company or any Consolidated Subsidiary in excess of $1,000,000 or which seeks damages or civil, criminal or punitive penalties from the Company or any Consolidated Subsidiary for an alleged violation of Environmental Laws in excess of $1,000,000; (d) written notice of any condition or event which would make any warranty contained in Section 3 hereof inaccurate, as soon as the Company becomes aware of such condition or event; (e) immediately following its occurrence, written notice of any change in the status, and any results of the matter referred to in Section 6.11 hereof; (f) prior to any agreement to pay or payment by the Company or any Consolidated Subsidiary arising out of the matter referred to in Section 6.11 hereof, other than legal and accounting fees, written notice of the reasons for and the amount of any such payment; (g) immediately upon obtaining knowledge thereof, written notice of any material adverse change in or default under or intended termination of, or receipt of any stop work order which the Company reasonably believes may result in a termination of, any Government Contract where such termination would result in a loss of revenue in excess of $20,000,000.

                  5.14 Compliance with all Contracts. Comply and cause each Consolidated Subsidiary to comply, with the provisions of the Company's existing contracts and all contracts entered subsequent to the date of this Agreement, the termination or cancellation of which would have a material adverse effect upon the Company and its Consolidated Subsidiaries taken as a whole.

                  5.15 Notice of Material Adverse Changes. Furnish promptly to the Agent written notice of (a) any change of the Company's officers or members of its Board of Directors and (b) any material adverse change in the business or condition of the Company and its Consolidated Subsidiaries taken as a whole.

                  5.16 Special Bank Event. Within 90 days after the occurrence of a Special Bank Event, (i) replace the Cherokee Co. IRB Letter of Credit with the letter of credit of an issuer who is not subject to a Special Bank Event as a result of issuing the Cherokee co. IRB Letter of Credit, (ii) cause the redemption of all of the Cherokee Co. Industrial Revenue Bonds in accordance with the terms of the Indenture, or (iii) cause the Cherokee Co. IRB Letter of Credit to be surrendered for cancellation.


                         Section 6.  Negative Covenants

             6. Negative Covenants. The Company covenants that, without the prior written consent of the Majority Banks, it will not, and will not permit any Subsidiary to, until all Revolving Loan Commitments and the Letter of Credit Commitments have terminated or expired, all Letters of Credit have expired (or the Company has delivered the Cash Collateral required under Section 2.9(e) hereof) and all obligations hereunder and under the Loan Documents of the Company to the Agent and the Banks, have been paid in full:

                  6.1 Restricted Payments. Make any Restricted Payments, provided that so long as no Default or Event of Default exists or will occur as a result of one of the following Restricted Payments, the Company may (a) purchase, redeem or otherwise acquire the stock of the Company, during the period commencing September 30, 1994 and ending on the Maturity Date or March 31, 1996, whichever is earlier, in an amount not exceeding, in the aggregate, $25,000,000, and (b) make other Restricted Payments, during the period commencing on September 30, 1994 and ending on the Maturity Date, not exceeding, in the aggregate, $4,000,000 plus 40% of Net Income (or, if Net Income is a negative number, then reduced by 100% of such negative Net Income) for the period commencing October 1, 1994 to the end of the fiscal quarter immediately preceding the making of such Restricted Payment.

                  6.2 Limitations on Indebtedness. Create, incur, assume or permit to exist any Indebtedness except (a) Indebtedness owed to the Banks under this Agreement; (b) Indebtedness secured by Permitted Liens; (c) Indebtedness for borrowed funds not to exceed $2,000,000, in the aggregate, at any time outstanding; (d) Indebtedness permitted under
   Section 6.6 hereof; (e) other current Indebtedness not for borrowed funds or the deferred purchase price of property; (f) deferred taxes; (g) unfunded obligations with respect to Plans but only to the extent they are permitted to remain unfunded under applicable law; (h) wages or other compensation due to employees and agents for services actually performed;
   (i) Indebtedness arising out of foreign exchange contracts not to exceed $2,500,000, in the aggregate, at any time outstanding; (j) Indebtedness evidenced by industrial development revenue bonds due August 1, 2019, as shown on the Company's December 31, 1994 financial statements delivered to the Agent; and (k) Indebtedness, the payment of which is fully subordinated, in a manner satisfactory to the Banks, to the prior payment of the Notes and the Company's other obligations under this Agreement and the Loan Documents.

                  6.3 Limitations on Guaranties. Create, incur, assume or permit to exist any Guaranties except for (a) the endorsement of negotiable or nonnegotiable instruments for collection in the ordinary course of business, (b) Guaranties in favor of the Banks, (c) that certain Steeltech Manufacturing, Inc./Lease Investment Partnership I Guaranty in the amount of $3,100,000, (d) Guaranties of the obligations of the Company's customers under third-party wholesale/retail finance arrangements, consistent with past practices of the Company; (e) Guaranties of the obligations of the Company's vendors, or suppliers to such vendors, to enable such vendors or suppliers to purchase goods or parts to be processed and sold to the Company; provided, however, the aggregate liability of the Company under such Guaranties, together with the aggregate amount of outstanding advances permitted under Section 6.6(j) hereof, shall not exceed $1,000,000, in the aggregate, at any time outstanding; and (f) Guaranties, other than the foregoing Guaranties, under which the liability of the Company shall not exceed $5,000,000, in the aggregate, at any time outstanding.

                  6.4 Limitations on Liens and Encumbrances. Create, assume or permit to exist any mortgage, security interest, lien or charge of any kind, including any restriction against mortgages, security interests, liens or charges upon any of its property or assets, whether now owned or hereafter acquired, except Permitted Liens.

                  6.5 Limitations on Mergers, Etc. Merge or consolidate with or into any other corporation or entity or sell, lease, transfer or otherwise dispose of in a single transaction or a series of transactions, all or a substantial part of its assets (other than sales made in the ordinary course of business and the sale of stock of any Subsidiary), except that any Subsidiary may merge into, or transfer all or a substantial part of its assets to, the Company.

                  6.6 Limitations on Acquisitions, Advances and Investments. Acquire any other business or partnership or joint venture interest either by a stock or asset purchase or make any loans, advances or extensions of credit to, or any investments in, any person or entity except (a) the purchase of United States government bonds and obligations and Standard & Poors A rated municipal bonds and obligations, each with a maturity of not more than one year; (b) extensions of credit to customers in the usual course of business of the Company or any Subsidiary; (c) the purchase of certificates of deposit from financial institutions with capital and surplus of $250,000,000 or more and Standard & Poors A1P2 rated commercial paper, each having a maturity not exceeding one year; (d) existing advances to wholly-owned Subsidiaries of the Company and existing advances by any Subsidiary to the Company or to another Subsidiary; (e) deposits in deposit accounts at banks; (f) investments in bank repurchase agreements for the government securities permitted in subsection (a) from financial institutions with capital and surplus of $250,000,000 or more; (g) loans and advances to employees and agents in the ordinary course of business for travel and entertainment expenses and similar items; (h) existing and future investments of the Company in Steeltech Manufacturing, Inc. and Lease Investment Partnership I, not to exceed an aggregate amount of $1,100,000; (i) investments in wholly-owned Subsidiaries of the Company in an amount not to exceed $1,000,000; (j) advances to the Company's vendors, or suppliers to such vendors, to enable such vendors or suppliers to purchase goods or parts to be processed and sold to the Company; provided, however, the aggregate of such advances, and the liability of the Company under Guaranties permitted under Section 6.3(e) hereof, shall not exceed $1,000,000 at any time outstanding; (k) investments in Midwest O.P. Holdings, Corp., not to exceed an aggregate amount of $3,500,000; (l) investments, loans, advances or extensions of credit (including accounts receivable) to Chasises Y Autopartes Oshmex S.A. de C.V., a Mexico corporation, not to exceed an aggregate amount of $12,500,000; (m) new strategic investments, not to exceed an aggregate amount of $1,000,000 in each fiscal year; and (n) acquisitions of other businesses or partnership or joint venture interests in an amount not to exceed $15,000,000 during the term of this Agreement.

                  6.7 Current Ratio. Permit the Current Ratio to be less than 1.75 to 1 at the end of any fiscal quarter of the Company.

                  6.8  Indebtedness to Tangible Net Worth Ratio.  Permit the
   ratio of Indebtedness to Tangible Net   Worth to be greater than 1.5 to 1
   at the end of any fiscal quarter of the Company.

                  6.9 Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio to be less than 3 to 1 at the end of any fiscal quarter of the Company.

                  6.10 Transactions with Affiliates. Enter into or be a party to any transaction with any Affiliate except (a) as otherwise provided herein or in the ordinary course of business and upon fair and reasonable terms which are no less favorable than a comparable arm's length transaction with an entity which is not an Affiliate and (b) the payment of reasonable compensation and customary benefits to the Company's officers and directors for services rendered.

                  6.11 Litigation Payment. Make any payment as a result of the grand jury investigation now pending in the United States District Court for the Eastern District of Wisconsin in excess of $2,500,000.

                  6.12 Cherokee Co. Industrial Revenue Bonds. Enter into or consent to any material amendment of any of the Basic Documents without the prior written consent of the Issuing Bank for the Cherokee Co. IRB Letter of Credit and the Majority Banks. The Company will not, and will not permit any Affiliate to have any Cherokee Co. Industrial Revenue Bond (including the principal amount thereof and interest accrued thereon) legally or beneficially owned by any of them to be purchased, or redeemed or otherwise paid, directly or indirectly, by any drawing on the Cherokee Co. IRB Letter of Credit, and the Company agrees not to cause any optional redemption of the Cherokee Co. Industrial Revenue Bonds pursuant to Sections 2.06(a) or 2.07(a)(ii) of the Indenture, unless (i) the Majority Banks shall have given their prior written consent, or (ii) the Company shall provide cash collateral in advance of the draw in an amount at least as great as the amount of the draw.


                     Section 7.  Events of Default; Remedies

                  7.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

                       (a)  Failure to Pay Note.  The Company fails to pay
   (i) principal on any Note when the same becomes due and payable, whether at a stated payment date, or a date fixed by the Company for prepayment or by acceleration, (ii) the Reimbursement Obligations on the date such Reimbursement Obligations arose, or (iii) interest or any fee payable hereunder, when the same becomes payable and such failure to pay such interest or fee continues uncured for a period of five days.

                       (b) Falsity of Representations and Warranties. Any representation or warranty made in any Loan Document or in any certificate issued pursuant thereto is false in any material respect on the date as of which made or as of which the same is to be effective.

                       (c) Breach of Certain Covenants and Provisions. The Company fails to comply with any term, covenant or agreement contained in Sections 5.4, 5.7 or 5.10 hereof or in Sections 9.2 or 9.3 hereof and such failure continues for a period of 15 days after the Agent, at the request of the Majority Banks, has given written notice thereof to the Company.

                       (d) Breach of Other Covenants. The Company fails to comply with any term, covenant or agreement contained in any other subsection of Section 5 or in Section 6 hereof.

                       (e) Breach of Other Provisions. The Company fails to comply with any other agreement contained herein or in any other Loan Document and such default continues for a period of 30 days after the Agent, at the request of the Majority Banks, has given written notice thereof to the Company.

                       (f) Default Under Other Agreements. The Company fails to pay when due any other Indebtedness issued or assumed by the Company in an aggregate amount of $5,000,000 or more or fails to comply with the terms of any agreement under which such Indebtedness was created and such default continues beyond the period of grace, if any, therein provided.


                       (g) Entry of Judgments. A judgment is entered against the Company or any Subsidiary which, together with all unsatisfied judgments entered against the Company and all Subsidiaries, exceeds the sum of $1,000,000, and such judgment is neither satisfied nor stayed within 60 days after the entry thereof.

                       (h) ERISA Liability. Any event in relation to any Plan which the Majority Banks reasonably determine in good faith could reasonably be expected to result in any of the occurrences set forth in
   Section 3.11 hereof.

                       (i) Insolvency, Failure to Pay Debts or Appointment of Receiver. The Company or any Subsidiary becomes insolvent or the subject of state insolvency proceedings, fails generally to pay its debts as they become due or makes an assignment for the benefit of creditors; or a receiver, trustee, custodian or other similar official is appointed for, or takes possession of any substantial part of the property of, the Company or any Subsidiary.

                       (j) Cancellation of Government Contracts. The termination, other than by the United States government for its convenience (as provided for in 48 C.F.R. Part 49) of any Government Contracts where such termination would result, with any other such termination, in a loss of revenue in excess of $50,000,000 in any fiscal year of the Company.

                       (k) Event of Default Under Basic Documents. The Company shall default in the due performance or observance of any other term, covenant or agreement contained in any of the other Basic Documents (subject to applicable grace or cure periods, if any, sometimes herein referred to as a "Cherokee Co. IRB Default").

                       (l) Subject of United States Bankruptcy Proceedings. The taking of corporate action by the Company or any Subsidiary to authorize such organization to become the subject of proceedings under the United States Bankruptcy Code; or the execution by the Company or any Subsidiary of a petition to become a debtor under the United States Bankruptcy Code; or the filing of an involuntary petition against the Company or any Subsidiary under the United States Bankruptcy Code which remains undismissed for a period of 60 days; or the entry of an order for relief under the United States Bankruptcy Code against the Company or any Subsidiary.

                  7.2 Remedies. Upon the occurrence and continuance of any of the events described in Sections 7.1(a) through 7.1(k) hereof inclusive, the Agent shall, at the direction of the Majority Banks, at the same or different times, take any or all of the following actions:

                       (a) Declare the Revolving Loan Commitments and the Letter of Credit Commitments to be terminated, whereupon the Banks' Revolving Loan Commitments and the Letter of Credit Commitments shall immediately terminate; or

                       (b) Declare the Notes, and all accrued interest thereon, and an amount equal to the then existing Letter of Credit Exposure to be immediately due and payable, whereupon the Notes, the Letter of Credit Exposure and all accrued interest thereon shall be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Company.

                       (c) The Issuing Bank may, at the request and direction of the Majority Banks, notify the Trustee of the occurrence of an Event of Default hereunder and thereby require the Trustee to declare the principal amount of the Cherokee Co. Industrial Revenue Bonds and interest accrued thereon to be due and payable immediately, all in accordance with the terms of the Indenture, and, upon said declaration, such principal and interest shall become and be immediately due and payable. In addition the Issuing Bank, at the request and direction of the Majority Banks, may exercise any other rights and remedies available under any Basic Document, any other agreement or at law or in equity. If the Event of Default is the failure by the Company to reimburse the Issuing Bank on a timely basis for an "Interest Drawing" (as defined in the Cherokee Co. IRB Letter of Credit), the Issuing Bank may, no later than the tenth Business Day following such drawing, deliver to the Trustee notice that the Cherokee Co. IRB Letter of Credit will not be reinstated.

                  Promptly following the making of such declaration, the Agent shall give notice thereof to the Company and each Bank but the failure to give such notice shall not impair any of the effects of such declaration. Upon the occurrence of any of the events described in
   Section 7.1(l) hereof, the Revolving Loan Commitments and the Letter of Credit Commitments shall forthwith terminate and all the Notes and an amount equal to the then existing Letter of Credit Exposure, together with accrued interest thereon, shall be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Company.

                              Section 8.  The Agent

                  8.1 Appointment and Duties of Agent. The Banks hereby appoint Firstar Bank Milwaukee, N.A., subject to the terms and conditions of this Section 8, as the Agent for the Banks under and for purposes of this Agreement and the other Loan Documents. Each of the Banks hereby irrevocably authorizes and directs the Agent to take such action on its behalf and to exercise such powers hereunder as are delegated to the Agent herein, together with such powers as are reasonably incidental thereto, in connection with the administration of and enforcement of any rights or remedies with respect to this Agreement and the other Loan Documents. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such document, on its face, appears to be what it purports to be. However, the Agent shall not be under any duty to examine into or pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

                  8.2 Discretion and Liability of the Agent. Subject to Sections 8.3 and 8.5 hereof and in accordance with prudent banking practice, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to, taking or refraining from taking any action or actions which it may be able to take under or in respect of this Agreement and the other Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or not taken by them hereunder or under any other Loan Document unless such action or failure to act results from his, her or its gross negligence or willful misconduct.

                  8.3 Event of Default. The Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Agent has actual knowledge of such facts or has received notice from a Bank in writing that such Bank considers that a Default or Event of Default has occurred and is continuing and which specifies the nature thereof.

                  If the Agent shall acquire actual knowledge of or receive notice from a Bank that a Default or Event of Default has occurred, the Agent shall, by telephonic notice confirmed in writing, promptly notify the Banks and the Company of such Default or Event of Default.

                  8.4 Consultation. The Agent in good faith may consult with legal counsel or an accountant selected by it and shall be entitled to fully rely in good faith upon any opinion of such counsel or accountant in connection with any action taken or not taken by the Agent in accordance with such opinion.

                  8.5 Communications To and From the Agent. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Banks, unless action by the Agent alone is expressly permitted hereunder, action shall be taken by the Agent for and on behalf or for the benefit of the Banks upon the direction of the Majority Banks. The Company may rely upon any communication from the Agent hereunder and need not inquire into the propriety of or authorization for such communication. Upon receipt by the Agent from the Company or any Bank of any communication calling for an action on the part of the Banks, the Agent will, in turn, promptly inform the other Banks in writing of the nature of such communication. The Agent shall promptly forward to each of the Banks all financial statements, notices and other information received by it from the Company under Sections 5.1, 5.2, 5.3, 5.11, 5.13 and 5.15.

                  8.6 Limitations of Agency. Notwithstanding anything in this Agreement or any of the other Loan Documents, express or implied, it is agreed by the parties hereto that the Agent will act hereunder and under the other Loan Documents, solely for the Banks and only to the extent specifically set forth herein and will, under no circumstances, be considered to be a fiduciary of any nature whatsoever in respect of any other person. The relationship between the Agent and the Banks is that of agent and principal only and the Agent shall not be deemed to be trustee or fiduciary for any Bank. The Agent may generally engage in any kind of banking or trust business with the Company as if it were not the Agent.

                  8.7 No Representation or Warranty. No Bank (including the Agent) makes to any other Bank any representation or warranty, express or implied, or assumes any responsibility with respect to the execution, validity or enforceability of this Agreement or the other Loan Documents.

                  8.8 Bank Credit Decision. Each Bank acknowledges that it has, independent of and without reliance upon any other Bank (including the Agent) or any information provided by any other Bank (including the Agent) and based upon the financial statements of the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independent of and without reliance upon any other Bank (including the Agent) and based upon such documents and information as it shall deem appropriate at that time, continue to make its own credit decision in taking or not taking action under this Agreement and any other Loan Documents.

                  8.9 Indemnity. Each Bank hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Bank's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs, or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way related to or arising out of this Agreement or the other Loan Documents, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Company; provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent's gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of the transactions contemplated hereby, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's good faith determination, inadequate, the Agent may call for additional indemnification from the Banks and cease to do the acts indemnified against hereunder until such additional indemnity is given.

                  8.10 Resignation or Removal of Agent; Successor Agent. The Agent may resign as such at any time upon at least 30 days' prior notice to the Company and all Banks. The Agent may be removed at any time by the Majority Banks upon at least 30 days' prior notice by the Majority Banks to the Company and the Agent but only for cause consisting of its gross negligence or willful misconduct or following a declaration of insolvency by appropriate regulators. If the Agent at any time shall resign or be removed, the Majority Banks, with the prior written approval of the Company (which approval shall not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), may appoint another Bank as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent has given notice of resignation, then the retiring Agent may, with the prior written approval of the Company (which approval shall not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default) and on behalf of the Banks, appoint the successor Agent, which shall be one of the Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and such assignments as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement. The successor Agent shall be entitled to negotiate its own fee structure with the Company, but in any event shall be entitled to receive as compensation an amount not less than the amount the retiring Agent would have been entitled to receive.


                            Section 9.  Miscellaneous

                  9.1 Survival of Representations and Warranties. The Company's representations and warranties contained in Section 3 hereof shall survive closing and execution and delivery of the Notes.

                  9.2 Indemnification. The Company agrees to defend, indemnify and hold harmless the Agent, the Banks and their respective directors, officers, employees and agents from and against any and all loss, cost, expense or liability (including reasonable attorneys' fees) incurred in connection with any and all claims or proceedings (whether brought by a private party or governmental agency) as a result of, or arising out of or relating to:

                       (a) bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance or contaminated material (as determined under Environmental Laws) located on or migrating into, from or through property previously, now or hereafter owned or occupied by the Company, which the Agent or any Bank may incur due to the making of the loans provided for in Section 2 or otherwise;

                       (b) any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Extension of Credit;

                       (c) the entering into, performance of and exercise of its rights pursuant to this Agreement (other than a dispute between the Banks) or any other Loan Document by the Agent and the Banks.

                  This indemnity will survive the repayment of the Notes and reimbursement for amounts drawn under the Letters of Credit. Notwithstanding the foregoing, the Company shall not be liable under this section to any of the foregoing indemnities for any loss, cost, expense or liability incurred by any such indemnitees which is caused by (a) a breach by such indemnitee of any of his, her or its obligations under this Agreement, or (b) the gross negligence or willful misconduct of such indemnitee.

                  9.3 Expenses. The Company agrees, whether or not the transaction hereby contemplated shall be consummated, to pay on demand (a) all out-of-pocket expenses incurred by the Agent in connection with the negotiation, preparation, execution, administration, amendment or enforcement of this Agreement and the other Loan Documents, including attorneys' fees and expenses, (b) out-of-pocket expenses, including attorneys' fees, incurred by a Bank in connection with the negotiation, preparation and execution of this Agreement, not to exceed $2,500.00 for each Bank, and reasonable expenses, including attorneys' fees, in connection with any future amendments or modifications hereto, (c) any taxes (including any interest and penalties relating thereto) payable by any Bank (other than taxes based upon such Bank's net income) on or with respect to the transactions contemplated by this Agreement (the Company hereby agreeing to indemnify each Bank with respect thereto) and (d) all out-of-pocket expenses, including attorneys' fees and expenses, incurred by the Agent or any Bank in connection with any litigation, proceeding or dispute in any way related to the Agent's and the Banks' relationships with the Company arising hereunder or under any future amendment or modification hereto (other than a dispute between the Banks); provided that the expenses of the Agent or any Bank described in subclause (d) shall not include those incurred in connection with any litigation, proceeding or dispute in which the Agent or such Bank was finally determined to have breached its obligations under this Agreement, or to have been guilty of gross negligence or willful misconduct. The obligations of the Company under this section will survive payment of the Notes and Reimbursement Obligations.

                  9.4 Notices. Except as otherwise provided in Section 2.2 hereof, all notices provided for herein shall be in writing and shall be
   (a) hand-delivered; (b) sent by express mail; or (c) sent by facsimile transmission and confirmed in writing provided to the recipient in a manner described in (a) or (b), and, addressed, if to the Agent or a Bank, to it at the address set forth below its signature, and if to the Company, to it at P.O. Box 2566, Oshkosh, Wisconsin, 54903-2566 Facsimile No. 414-233-9459, or to such other address with respect to any party as such party shall notify the others in writing; such notices shall be deemed given when delivered or mailed or so transmitted.

                  9.5 Participations. The Company agrees that each Bank may, at its option, sell to another financial institution or institutions, directly or indirectly controlling, controlled by or under common control with such Bank, all or part of its interests in the Note payable to such Bank and, in connection with each such sale, and thereafter, disclose to the purchaser or prospective purchaser of each such interest financial and other information concerning the Company. The Bank shall promptly notify the Company of any such sale. The Company agrees that if amounts outstanding under this Agreement or any Note are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each such purchaser shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and such Note to the same extent as if the amount of its participating interest were owed directly to it. The Company further agrees that each such purchaser shall be entitled to the benefits of
   Section 2.12 with respect to its participation in the selling Bank's Revolving Loan Commitment; provided that no such purchaser shall be entitled to receive any greater amount pursuant to that section than the Bank would have been entitled to receive if no such sale had occurred.

                  9.6 Titles. The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.

                  9.7 Parties Bound; Waiver. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor of any of the parties hereto and shall extend and be available to any holder of a Note; provided that the parties' rights under this Agreement are not assignable. No delay on the part of any holder of a Note in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which the holder of a Note would otherwise have.

                  9.8 Governing Law. This Agreement is being delivered in and shall be deemed to be a contract governed by the laws of the State of Wisconsin and shall be interpreted and enforced in accordance with the laws of that state without regard to the principles of conflicts of laws.

                  9.9 Submission to Jurisdiction; Service of Process. As a material inducement to the Agent and the Banks to enter into this
   Agreement:

                       THE COMPANY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT ONLY IN COURTS OF THE STATE OF WISCONSIN LOCATED IN MILWAUKEE OR THE FEDERAL COURT FOR THE EASTERN DISTRICT OF WISCONSIN AND THE COMPANY CONSENTS TO THE JURISDICTION OF SUCH COURTS. THE COMPANY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT AND ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO CLAIM THAT ANY SUCH ACTION OR PROCEEDING IS IN AN INCONVENIENT COURT.

                  9.10 Entire Agreement. This Agreement and the other Loan Documents shall constitute the entire agreement of the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings of the parties in connection therewith.

                  9.11 Amendments. No provision of this Agreement or the other Loan Documents may be amended, modified, supplemented, changed, waived, discharged or terminated unless the consent of the Required Banks and the Company is obtained in writing; provided, however, that no such amendment, modification or waiver which would:

                       (a) modify any requirement hereunder that any particular action be taken by all the Banks or by the Majority Banks or by the Required Banks shall be effective unless consented to by each Bank;

                       (b) modify this Section 9.11, change the definition of "Required Banks," or of "Majority Banks," increase any Revolving Loan Commitment, Letter of Credit Commitment or the Percentage of any Bank, or reduce any interest or fees payable hereunder, shall be effective unless consented to by each Bank;

                       (c) extend the scheduled due date for the payment of principal or interest on any Note (or reduce the principal amount of or rate of interest on any Note) shall be made without the consent of the holder of such Note;

                       (d) extend the time for reimbursement by the Company of the Reimbursement Obligations, or reduce the interest rate payable thereon, shall be made without the consent of each Bank; or

                       (e) adversely affect the interest, rights, or obligations of the Agent as the Agent shall be made without the consent of the Agent.

                  9.12 Counterparts. This Agreement and any amendment hereof may be executed in several counterparts, each of which shall be executed by the Agent and the Company and be deemed to be an original and all of which together shall constitute one instrument. This Agreement shall become effective when counterparts hereof executed on behalf of the Company, the Agent and each Bank shall have been received by the Agent and notice thereof shall have been given by the Agent to the Company and each Bank.

                  9.13 Waiver of Jury Trial. THE COMPANY, THE AGENT AND THE BANKS HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT EACH OF THEM MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM BASED ON OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY OTHER ACTION OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT.

                  9.14 Limitation of Liability. THE COMPANY, THE AGENT AND THE BANKS HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE OTHER PARTY ANY EXEMPLARY OR PUNITIVE DAMAGES AND, IN THE CASE OF DAMAGES ARISING FROM THE ISSUANCE OR FAILURE TO ISSUE ANY LETTER OF CREDIT OR THE HONORING OR FAILURE TO HONOR ANY DRAFT PRESENTED UNDER ANY LETTER OF CREDIT, ANY CONSEQUENTIAL DAMAGES.

                                    * * * * *

                            OSHKOSH TRUCK CORPORATION



                            By:
                               Fred S. Schulte, Vice President and
                                 Chief Financial Officer


   Percentage
   33.3334                  FIRSTAR BANK MILWAUKEE, N.A.,
                            as Agent and a Bank



                            By:
                               Stephen E. Carlton, Assistant Vice
                                 President

                            Address:  777 East Wisconsin Avenue
                                      Milwaukee, WI 53202

                                      Attn: Stephen E. Carlton

                            Facsimile No.: (414) 765-5062



   22.2222                  BANK ONE, MILWAUKEE, NATIONAL
                              ASSOCIATION



                            By:
                               Anthony F. Maggiore, Vice President

                            Address:  111 East Wisconsin Avenue
                                      Milwaukee, WI 53202
                                      Attn: Anthony F. Maggiore

                            Facsimile No.: (414) 765-2176

   22.2222                  NATIONSBANK, N.A. (CAROLINAS)


                            By:
                               Michael Zehfuss, Vice President

                            Address:  233 South Wacker Drive
                                      Suite #2800
                                      Chicago, Illinois 60606
                                      Attn: Michael S. Zehfuss

                            Facsimile No.: (312) 234-5601



   22.2222                  HARRIS TRUST AND SAVINGS BANK



                            By:
                               George Dluhy, Vice President

                            Address:  111 W. Monroe Street
                                      Second Floor West
                                      Chicago, IL 60603
                                      Attn: George Dluhy

                            Facsimile No.: (312) 461-2591